Exhibit 10.39

December 17, 2010

By Email

Neal Goldman

c/o Skype Global S.à r.l.

23-29 Rives de Clausen

L-2165 Luxembourg

Dear Neal:

The purpose of this letter (this “Letter”) is to amend certain benefits and rights provided to you under the offer letter from Skype Inc. dated May 17, 2010 (the “Offer Letter”). Capitalized terms used but not defined in this Letter have the meanings set forth in the Offer Letter.

If your employment with the Company is terminated without Cause, or if you terminate your employment for Good Reason, any outstanding stock options you hold as of the date of termination that vest based solely on the passage of time (“Time-Based Options”) and that would have become vested and exercisable if you had continued to be employed with the Company during the 12 month period commencing on the date of termination shall vest and become exercisable; provided, however, that in the event such termination occurs on or prior to December 31, 2011, any outstanding Time-Based Options you hold as of the date of termination that would have become vested and exercisable if you had continued to be employed with the Company through December 31, 2012 shall vest and become exercisable.

In addition, the right under Section 8.01 of the Amended and Restated Exempted Limited Partnership Agreement of Skype Management, L.P., dated September 22, 2010 (the “Management Partnership Agreement”), to repurchase ordinary shares subject to the time-based stock options and the performance-based stock options (the “Repurchase Right”) during the 12-month period following the date of termination will be suspended and deferred until the 12-month period commencing on the first anniversary of the date of termination so long as you (x) reasonably cooperate with Skype Global S.à r.l. (the “Parent”) in facilitating the Parent’s transition to a new chief legal and regulatory officer and (y) do not engage in any conduct intended or that a reasonable person in a like position and under like circumstances could expect to cause meaningful harm to the Parent and its subsidiaries (the obligations in subsections (x) and (y) shall collectively be referred herein as the “Conditions”). In the event that you materially violate the Condition in subsection (x) or violate the Condition in subsection (y), then the Repurchase Right shall be exercisable during the 12-month period following the date you receive such written notice that you have materially violated or violated the Conditions, as the case may be. To the extent that any material violation of the Condition in subsection (x) is reasonably curable in the good faith discretion of the Parent’s Board of Directors (the “Parent’s Board”), the Parent’s Board shall give you the opportunity to cure such material violation. Notwithstanding anything else herein, no violation of subsection (y) of the Conditions shall be deemed to have occurred with respect to any matters covered by any restrictive covenants and post-termination obligations to which you are subject to following your termination of employment unless you have materially violated the terms thereof during the applicable coverage period of such restrictive covenant or post-termination obligation. The Repurchase Right will remain subject to all of the terms and conditions set forth in the Management Partnership Agreement, including that it may not be exercised after an “initial public offering” or a “change of control” (each as defined in the Management Partnership Agreement).

The rights provided in this Letter are conditioned upon your execution within sixty (60) days following your separation from service, of a general release of claims in favor of and in a form reasonably acceptable to the Company, and agreement not to revoke the general release.

Except as specifically provided herein, the Offer Letter is hereby ratified and confirmed in all respects and shall remain in full force and effect.

This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

We hope that you find the foregoing terms and conditions acceptable. Please acknowledge your agreement and acceptance of the terms and conditions set forth in this Letter by signing below and returning the original copy of this letter to me.

We look forward to your continued leadership and valuable contributions to the Company.

SKYPE INC.

By:	/s/ ANNE GILLESPIE
Name:	Anne Gillespie
Title:	Global HR Director

Agreed to and Accepted:

By:	/s/ NEAL GOLDMAN
Name:	Neal Goldman

Dated:	December 20, 2010